Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vinco Ventures, Inc. on Form S-8 (File No. 333-260339) of our report dated April 15, 2022, with respect to our audits of the consolidated financial statements of Vinco Ventures, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Vinco Ventures, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2022